Exhibit 3.6
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND
LIMITATIONS OF SERIES A CONVERTIBLE PREFERRED STOCK
OF
T3 MOTION, INC.
     The undersigned hereby certifies as follows:
     1. They are the duly elected, qualified, and acting Chief Executive Officer and Secretary of T3 Motion, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”).
     2. The Corporation’s Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock was filed with the Delaware Secretary of State on December 29, 2009 (“Certificate of Designation”).
     3. Section 6(d) of the Certificate of Designation is hereby amended and restated in its entirety to read as follows:
     “(d) Reserved”
     4. The amendment set forth herein has been duly approved and adopted by the Board of Directors of this Corporation.
     5. The necessary number of issued and outstanding shares of capital stock of the Corporation required by statute was voted in favor of the amendment.
     6. Such amendment was duly adopted in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, T3 Motion, Inc. has caused this certificate to be signed by Ki Nam, its Chief Executive Officer and Kelly Anderson, its Secretary, this 8th day of April 2011.
  /s/ Ki Nam
Ki Nam, Chief Executive Officer
  /s/ Kelly Anderson
Kelly Anderson, Secretary